Exhibit 10.14

THE BANK OF PRINCETON

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

EFFECTIVE APRIL 2, 2020

1. Purpose. The purpose of The Bank of Princeton Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is to provide record holders of 100 or more shares of the common stock, $5.00 par value per share (“Shares”), of The Bank of Princeton (the “Bank”) the opportunity to reinvest their dividends in additional Shares, and invest other cash contributions in additional Shares.

2. Appointment of Administrator. The Bank hereby appoints Computershare as the Plan administrator (the “Administrator”), and the Administrator, by assuming its duties hereunder, accepts its appointment as the Plan administrator and agrees to the terms and conditions of the Plan, as set forth herein. The Bank may terminate the Administrator’s appointment at any time and appoint in the Administrator’s place another corporation, bank or other entity to serve as the Administrator. The Administrator will purchase and hold the Shares for Plan participants, keep records, send statements and perform other duties as required by the Plan and as may be assigned by the Bank from time to time.

3. Enrollment in the Plan. Holders of record of 100 or more Shares desiring to participate in the Plan must submit a completed authorization form to the Administrator in the form required by the Administrator. Holders of record who hold in the aggregate less than 100 Shares of record cannot participate in the Plan. A beneficial owner whose Shares are registered in a name other than his own must become a shareholder of record by having at least 100 Shares transferred into his own name on the books and records of the Bank in order to participate in the Plan. Bank nominees and/or brokers wishing to participate in the Plan on behalf of their clients will need to establish record ownership prior to enrollment in the Plan.

4. Commencement of Plan Participation; Suspension. An applicant’s participation in the Plan shall begin after the Administrator receives the applicant’s completed authorization form, provided such enrollment form is received in good order and satisfactory to the Bank and the Administrator. Notwithstanding anything to the contrary contained in this Plan, the Bank may suspend dividend reinvestments under the Plan from time to time. Participants will be notified promptly of any such suspension of the dividend reinvestments under the Plan and, in the event of such suspension, any and all dividends will be paid to participants in cash with respect to any dividend payment date occurring after the date of any such notice of suspension and prior to the date of a notice of resumption of dividend reinvestments under the Plan. Participants will be notified promptly of the resumption of the dividend reinvestments under the Plan.

5. Full or Partial Dividend Reinvestment. Pursuant to a participant’s authorization, the Bank shall pay directly to the Administrator all of the dividends on Shares held of record by the participant and Shares held by the Administrator under the Plan, except that a participant may elect for dividends on a fixed number of Shares not to be paid to the Administrator for reinvestment. If a participant elects partial dividend reinvestment, any dividends not paid to the Administrator for reinvestment shall be paid directly to such participant. Notwithstanding the foregoing, at least 10% of a participant’s dividends must be reinvested and in the event of a partial reinvestment, at least 10% of a participant’s total registered holdings must be reinvested under the Plan.

6. Voluntary Cash Contributions. A participant may make voluntary cash contributions to the Administrator in an amount at a minimum of $100.00 in any quarter, and up to a maximum of $5,000.00 in any calendar quarter. In addition to payment by check, such payments may also be made, in the Bank’s discretion, by an individual automatic deduction, or automatic quarterly deductions, from a participant’s bank account, in the manner permitted by the Administrator.

7. Investment of Funds. As agent for Plan participants, the Administrator shall, on each date that the Bank pays a dividend, apply dividends paid to it to the purchase of whole Shares as set forth in Section 8 for participants’ accounts. The Administrator shall, on the dividend payment date or as soon as practicable thereafter, or if no dividend is paid during a calendar quarter, on or as soon as practicable after March 31, June 30, September 30 or December 31 of such quarter, as applicable, purchase Shares as set forth in Section 9 for participants’ accounts using voluntary cash contributions permitted by Section 6. Each date on which the Administrator is required to purchase Shares under the Plan is referred to as an “Investment Date.” Purchases of Shares will be made as soon as practicable on or after each Investment Date, but in no event more than thirty days after each such date. With respect to each dividend paid, Shares will be allocated to each participant’s account after the date on which the Administrator has purchased sufficient Shares to cover the quarterly purchases for all participants under the Plan. Each participant’s account will be credited with that number of shares (including fractional shares computed to four (4) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four (4) decimal places). All such funds held by the Administrator shall be held by its designated bank, without interest.

8. Timeliness of Voluntary Cash Contributions. To be invested on a given Investment Date, voluntary cash contributions permitted by Section 6 must be received by the Administrator at least two business days before the Investment Date. Any voluntary cash contributions permitted by Section 6 that do not comply with the foregoing two business day requirement shall be held by the Administrator for investment on the next following Investment Date. No interest shall be paid on voluntary cash contributions regardless of when they are received.

9. Source of Shares. Shares purchased for Plan accounts may be authorized but unissued Shares, Shares held by the Bank as treasury stock, or Shares purchased by the Administrator in the open market or in privately negotiated transactions, as the Bank shall elect.

10. Price of Shares Purchased under the Plan. The purchase price of Shares issued under the Plan from authorized but unissued Shares or Shares held by the Bank as treasury stock shall be the “Market Price” of the Shares on the relevant Investment Date. The Market Price shall be the average of the closing sales prices of the Shares as reported by the NASDAQ Global Select Market for the last five trading days prior to the Investment Date on which trades in the Shares were reported. If such prices are unavailable for such specified number of days, the purchase price per share shall be determined by the Bank on the basis of such market quotations or other information as it shall deem appropriate. The purchase price for Shares purchased in the open market under the Plan for a given Investment Date will be the weighted average price paid for all shares purchased by the Plan Administrator in the open market for that Investment Date.

11. Shares Held by Nominee. All Shares purchased by the Administrator for Plan accounts shall be held in the Administrator’s name or in the name of its nominee.

12. Account Statements. As soon as practicable after a transaction is completed for a participant’s account, the Administrator shall send such participant a statement confirming the transaction and containing other information about the account, including the total Shares held by the Administrator in the account.

13. Stock Certificates. No certificate will be issued to a participant for the Shares held in his or her account.

14. Service Fees. The Administrator may charge service fees to Plan participants for such services, and in such amounts, as shall be agreed upon from time to time by the Bank and the Administrator. Except as for such fees, the Bank shall pay all fees and brokerage commissions in connection with the Plan.

15. Voting of Shares. Shares held for a participant’s account under the Plan will be voted in accordance with the instructions of such participant given on any proxy duly executed by such participant with respect to his/her Shares and timely delivered to the Bank. Shares held for the account of a participant who does not return a proxy or returns it not properly signed will not be voted, unless such participant elects to vote such shares in person at the meeting.

16. Termination of Participation by Participant. A participant may terminate his or her participation in the Plan at any time by giving written notice of termination to the Administrator, or other notice of termination as permitted by the Administrator. If a notice of termination is received near a dividend record date, the Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant.

17. Termination of Participation by the Bank. The Bank reserves the right to terminate a participant’s participation in the Plan at any time, in its sole discretion. In such case, the Administrator, at the direction of the Bank, will give written notice of termination to the participant.

18. Disposition of Shares after Termination of Account. Promptly after termination of a participant’s account, the Administrator will issue to the participant: (i) a statement evidencing that all whole Shares previously held under the Plan are now held electronically in book entry form, (ii) a check representing any uninvested dividends and voluntary cash contributions, and (iii) a check in lieu of the issuance of a fractional share, equal to the fractional Share multiplied by the Market Price per share of the Shares as of the most recent Investment Date. Participants may sell their Shares through the Administrator in accordance with the Administrator’s policies and procedures.

19. Participant’s Disposition of Shares to Below 100 Shares. In the event that a participant ceases to own of record at least 100 Shares, the Administrator shall continue to reinvest the dividends on Shares held in the participant’s account unless the Bank shall direct the Administrator to terminate such participant’s account.

20. Notices. All notices to the Administrator shall be addressed to such address or addresses as the Administrator shall from time to time furnish for that purpose.

21. Stock Splits and Similar Events. Any Shares distributed by the Bank on account of stock dividends or splits on Shares held by the Administrator for a participant shall be credited to the participant’s account. If the Bank makes available to its shareholders rights to purchase additional Shares or any other securities, or if any party makes a tender offer for Shares, each participant shall receive directly any such rights or offer.

22. Limitation of Liability. Neither the Administrator nor the Bank shall be liable hereunder for any act performed by it in good faith or for any good faith omission to act, including without limitation any claims of liability:

(a) arising out of failure to terminate the participant’s account upon the participant’s death or judicially determined incapacity prior to receipt of notice in writing of such death or incapacity, or

(b) with respect to the prices at which Shares are purchased for or sold from a participant’s account, the times such purchases or sales are made, and the parties from whom such Shares are purchased or to whom such Shares are sold.

23. Governing Law. The terms and conditions of the Plan shall be governed by the laws of the State of New Jersey, without giving effect to its laws or principles of conflict of laws.

24. Amendment or Termination of Plan. The Bank reserves the right to alter the terms and conditions of this Plan or to terminate this Plan at any time without the approval of the participants. Thirty (30) calendar days’ prior written notice of any suspension, amendment, or modification of the Plan that would have a material adverse effect on the participant’s rights under this Plan shall be sent to each participant.

25. Captions. The captions included herein are for convenience of reference only and shall not affect the interpretation of the provisions hereof.

26. Available Shares. The number of Shares available for purchase under the Plan shall be such number as is established from time to time by the Board of Directors of the Bank. The initial number of Shares available for issuance under the Plan on the effective date of the Plan is 200,000.

27. Pledge or Assignment of Shares. Except for the transfer of ownership of all or part of the Shares held in their Plan account as a gift, private sale or otherwise in accordance with the Plan Administrator’s policies and procedures, Shares credited to the account of a participant (those registered in the name of the Administrator or its nominee) may not be pledged or assigned and any such purported pledge or assignment will be void.

28. Foreign Stockholders. In the case of a foreign stockholder whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld will be deducted from the amount of cash dividends to determine the amount of dividends to be reinvested.

29. Effective Date. The foregoing Plan was adopted by the Bank on January 22, 2020, effective as of April 2, 2020.